Exhibit 10.20
FEDERAL HOME LOAN BANK OF PITTSBURGH
VARIABLE INCENTIVE COMPENSATION PLAN
(Effective 1/01/08)
I.	EFFECTIVE DATE

The Variable Incentive Compensation Plan (the “VIP”) of the Federal Home Loan Bank of Pittsburgh is established effective as of January 1, 2008. VIP Awards (Awards) may be paid for each Plan Year (January 1 to December 31), in accordance with the provisions of the VIP.

II.	PURPOSE AND OBJECTIVES

The VIP is designed to attract, retain and motivate Bank employees. The Plan seeks to support the annual planning process and achievement of the Bank’s operational and profitability goals. Within this overall purpose, there are three primary objectives:
•	To focus attention on the establishment and achievement of objective goals which are linked to the Bank’s business plan and success factors.

•	To provide opportunities to earn financial rewards based on improved Bank performance and individual contributions to that performance.

•	To ensure that variable compensation opportunities are reasonable and comparable with incentive payments made to employees of other similar businesses, including financial institutions, with similar duties and responsibilities.
III.	PLAN ADMINISTRATION

The Plan is administered by the President, the Human Resources Committee of the Board of Directors (the Committee), and the Board of Directors (the Board).
A.	Responsibilities of the President
The President will provide recommendations to the Committee and the Board regarding Plan participation, Bank and individual performance goals, Bank and individual achievements and Awards for the respective direct reports of the President and Chief Operating Officer (COO). The President is responsible for approval of: Plan participation; individual performance goals; Bank and individual achievements; and Awards for staff below the respective direct reports of the President and COO. The President’s responsibilities also include monitoring the effectiveness of the Plan, the payment process and providing recommendations to the Committee and the Board regarding modifications to the Plan.

B.	Responsibilities of the Committee
The Committee will review all Plan recommendations and revisions (including all performance goals and Awards) from the President and present final recommendations to the Board for its approval. In addition, the Committee will review the performance of the President, COO and their respective direct reports and determine the VIP Awards for such participants to be recommended to the Board for its approval.
C.	Responsibilities of the Board
The Board will review and approve as appropriate all recommendations from the Committee and the President.
IV.	ELIGIBILITY

All Bank staff members are eligible to participate in the Plan. Participation for direct reports to the President or COO is recommended by the President to the Committee and approved by the Board.

Eligibility is reviewed annually to assure continued appropriateness, and participants are notified by Human Resources of their participation in the Plan. Upon designation as a participant, each participant will be given a copy of the Plan.

V.	INCENTIVE AWARD OPPORTUNITY LEVELS

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity, expressed as a percentage of a participant’s base salary or, in the case of non-exempt employees such employees’ total earnings over the Plan Year, as determined by the Bank in accordance with applicable legal requirements.

A summary of the VIP Award levels is attached as Attachment I. Each participant shall be provided with a separate document showing his/her level of participation in the Plan. In general, goals requiring attainment of specified performance or completion of specified tasks and activities shall not be considered as having been met when the actual performance as measured by completion of the activities has not been attained. Interpolation of Award amounts is permissible for achieved performance (measured by completion of the stated goals) at levels between threshold and target and maximum. Awards for performance results between the threshold and target levels are calculated as a percentage of the target level. Awards for performance between the target and maximum levels are calculated as a percentage of maximum. Additionally, the specific terms of an approved goal(s) may establish further standards for interpolation.

VI.	PERFORMANCE MEASURES

The Plan is designed to reward participants to the extent that objective performance goals related to Bank and/or individual performance criteria established under the terms of the Plan are met. The mix of Bank and individual performance goals is determined for each participant at the onset of each Plan Year.

Bank-wide Performance Goal(s)

One or more Bank-wide goal(s) are established for each Plan Year by the Board. These goals can be both quantitative and qualitative, and are established on the basis of the annual operating budget and business plan as approved by the Board.

A performance schedule is established to indicate potential total Awards payable at various levels of performance: the threshold level below which no Award is paid, the target objective, and a maximum level which defines the limit of maximum incentive payment under the Plan.

For executive management and various other positions in the Bank, generally the greater the control and influence a participant can exert over Bank-wide goals, the larger a portion of their incentive Award will be based on Bank performance.

Individual Goals

The establishment of individual goals is based upon objective individual performance initiatives. These goals represent clearly defined and meaningful accomplishments desired within the framework of the responsibilities of the participant.

Goals may be related solely to one individual, or may relate to a group of two or more individuals whose efforts are required to produce the results. The goals may be equally weighted or assigned different weights and emphasis. The minimum weight is 10 percent and the total weightings equal 100 percent. Goals will be established at three performance levels: threshold, target, and maximum, if appropriate.

Individual goals are normally established on the basis of the annual operating budget and business plan. Goals may apply to the full Plan Year or to a portion of the Plan Year, as appropriate. For the President, goals will be established by the Board. For the COO, in addition to the Bank’s financial goal(s), the President may establish additional individual performance goals based upon criteria established by the Board. Individual goals for the respective direct reports of the President and COO are presented to the Committee for approval.

Revisions and Amendments

Bank-wide and individual performance goals are determined for the entire year.

Recognizing, however, that circumstances and priorities may change during the year, the President may submit to the Committee and the Board revisions to Bank-wide goals during the course of the Plan Year at such time as he may choose. The Committee and the Board will determine, at its discretion, whether Bank-wide goals will be amended. The President will inform the Committee of any proposed revisions to individual goals established for executive management (and any other direct reports to the President and COO) which are required throughout the Plan Year.

VII.	AWARD DETERMINATION

Until a determination of an Award payment has been made by the Board and a participant has met all applicable requirements under the Plan, no participant has a vested right to an Award under the Plan. No Award payment shall be made under the Plan if the Bank-wide financial performance goal has not been achieved at the threshold level for the Plan Year. At the conclusion of each Plan Year, the President, after considering the Bank’s performance against its Bank-wide goal(s) and each participant’s performance against his/her individual performance goals, shall recommend to the Committee and the Board the VIP Awards to be paid to the President and COO’s respective direct reports for that Plan Year, if any. The President is responsible for approval of specific Awards to be paid to staff members below those reporting directly to the President or COO. A participant who is on formal corrective action for performance at anytime during the Plan Year will only be eligible to receive a pro-rated Award of up to 9/12 of his/her Award amount. In order for any Award payment to be made, the most recent examination by the Federal Housing Finance Board of the participant’s area(s) of responsibility must not have identified any unsafe or unsound practice or condition.

Unless otherwise directed by the Board or otherwise set forth in this Plan, payments of Awards under the Plan shall be made as soon as possible after the Board has made a determination regarding the payment of Awards but no later than 2 1/2 months after the close of the Plan Year. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state, or local. The payment of any Award shall be subject to such obligations, terms and conditions as the Committee or the Board may specify in making the Award and, in exercising its discretion to make any Award determination hereunder, the Board may choose to consider factors such as overall Bank financial performance, operating environment, and other relevant considerations. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

Participants who terminate employment with the Bank for any reason, other than death, disability, or retirement prior to the Award payout date will not be eligible for an Award. [1] Participants who are hired prior to July 1 during the Plan Year or whose employment ends due to involuntary termination (excluding involuntary termination for cause), death, disability, or retirement prior to the Award payout date may be eligible to be considered for a pro-rated Award.

In addition, as a retention mechanism for participants in Levels A, B, and C of the Plan (as set forth on Attachment 1), twenty percent (20%) of each Award payment is subject to forfeiture in the event that such a participant’s employment terminates (other than due to involuntary termination, death, disability, or retirement)[2] before expiration of the 3-year period following the date on which the remaining portion of the applicable Award was paid. The retained portion of each Award shall be deemed to be notionally invested in a money market investment fund notional investment used by the Bank from time to time for Directors participating in the Bank’s Deferred Directors’ Fee Program. The payment

[1]	Retirement for purposes of this Plan is defined as 60 years of age or older with at least 10 years of service or 65 years of age or older regardless of service.

[2]	“Involuntary termination” shall exclude termination for cause and shall include a “resignation for good reason” as defined by the IRS 409A Regulations.

of the retained portion of each Award will be made no later than 2 1/2 months following the date on which the forfeiture condition expires. Interest accrued at the applicable notional rate shall be paid along with payment of the retained portion. In the event that the participant does not fulfill the conditions for payment of the retained portion and forfeits the retained amount, no payment of interest shall be made.

Each payment of an Award under this Plan shall be from the general assets of the Bank.

VIII.	TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board.

IX.	MISCELLANEOUS PROVISIONS
A.	Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Bank to dismiss any employee, or otherwise terminate the employment or take other action including, but not limited to, removing the employee from the incentive-eligible position, at any time, for any reason, with or without cause.

B.	No participant will have the right to alienate, assign, encumber, hypothecate, or pledge his or her interest in any Award under the Plan, voluntarily or involuntarily, and any attempt to do so dispose of any such interest will be void.

C.	This document is a complete statement of the Plan and as of the date above, supersedes all prior plans, representations, and proposals written or oral relating to its subject matter. The Bank will not be bound by or liable to any employee for any representation, promise, or inducement made by any person which is not embodied in this document.

D.	The Board has the power and authority to construe, interpret, and administer the Plan. Any decision arising out of or in connection with the construction, interpretation, or administration of the Plan will lie within the Board’s absolute discretion and will be binding on all parties.
Attachment

ATTACHMENT 1
FEDERAL HOME LOAN BANK OF PITTSBURGH
VARIABLE INCENTIVE PLAN

		Payout		Performance
Eligibility	Threshold	Target	Maximum	Bank	Shared/Individual
Level A	32.5%	55.0%	100.0%	Up to 100%	Up to 10%
Level B	28.75%	40.0%	77.5%	Up to 75%	Up to 40%
Level C	22.5%	30.0%	60.0%	Up to 70%	Up to 100%
Level 4	14.5%	19.0%	26.5%	Up to 40%	Up to 100%
Level 5	11.0%	14.0%	19.0%	Up to 40%	Up to 100%
Level 6	7.5%	9.0%	11.5%	Up to 40%	Up to 100%
Level 7	3.5%	5.0%	7.5%	Up to 40%	Up to 100%